SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 27, 2004

FIRSTBANK CORPORATION
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation	000-14209 (Comission File Number)	38-2633910 (IRS Employer Identification No.)

311 Woodworth Avenue Alma, Michigan (Address of principal executive office)	48801 (Zip Code)

Registrant’s telephone number,
including area code: (989) 463-3131

Item 7.	Financial Statements and Exhibits.

Exhibit

99.1 Press release dated April 27, 2004 with respect second quarter cash dividend.

Item 9.	Regulation FD Disclosure.

On April 27, 2004, Firstbank Corporation issued a press release announcing a $0.21 per share quarterly cash dividend to be paid June 17, 2004 to shareholders of record as of May 28, 2004.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 27, 2004	FIRSTBANK CORPORATION (Registrant)

By:	/s/ Samuel G. Stone
Samuel G. Stone Executive Vice President and CFO

EXHIBIT INDEX

99.1	Press Release dated April 27, 2004 with respect to second quarter cash dividend.

EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Samuel G. Stone
Date Submitted: April 27, 2004	Executive Vice President and
NASDAQ Symbol: FBMI	Chief Financial Officer
(989) 466-7325

Firstbank Corporation Announces Second Quarter Cash Dividend

Alma, MI (FBMI) — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced today that a $0.21 per share quarterly cash dividend will be paid June 17, 2004, to shareholders of record as of May 28, 2004.

The rate of $0.21 per share is an increase from the $0.20 per share paid in March of 2004, and, combined with the impact of the 5% stock dividend paid on December 31, 2003, the cash dividend to be paid on June 17, 2004, represents a 10.3% increase in dividends per share compared to the year-ago level.

Firstbank Corporation, headquartered in Alma, Michigan is currently a five bank financial services company with assets of $772 million and 35 banking offices located in central and northeast Michigan. Bank subsidiaries include: Firstbank — Alma; Firstbank (Mt. Pleasant); Firstbank — West Branch; Firstbank — Lakeview; and Firstbank — St. Johns. Other corporate affiliates include 1st Armored, Inc.; 1st Title; Gladwin Land Company, Inc.; and C. A. Hanes Realty, Inc. Investment services are available through affiliations with CB Wealth Management, MML Investors Services, Inc., and Raymond James Financial Services Inc.